Exhibit 99.1

Chris Roussos Named President of AseraCare Hospice and Home Care

    FORT SMITH, Ark.--(BUSINESS WIRE)--July 21, 2004--Beverly Enterprises (NYSE:BEV) today announced the appointment of Chris Roussos as president of AseraCare -- Beverly's hospice and home care subsidiary. Previously, Roussos was president of CERES Purchasing Solutions, another Beverly subsidiary. In his new role, Roussos will report to Cindy Susienka, executive vice president of Beverly.
    AseraCare currently provides services to more than 1200 patients daily through 26 hospice centers. In May, AseraCare announced the acquisition of Hospice USA, a leading regional hospice company based in Memphis, Tenn. When that transaction closes in August, AseraCare will nearly double in size. Hospice USA serves more than 800 patients daily through 18 hospice agencies with another 16 under development.
    "Chris is an important component of our eldercare services management team and already has demonstrated the ability to run major operations," said Susienka. "He led the dramatic growth of CERES Purchasing Solutions, which leverages Beverly's purchasing power to provide a cost-effective procurement option to other nursing home operators. CERES has grown from start-up status just two years ago to the point where it now serves more than 700 non-Beverly nursing homes nationwide.
    "As President of AseraCare, one of Chris' first responsibilities will be to ensure the successful integration of the Hospice USA acquisition, while continuing the internal growth of our hospice operations," Susienka added.
    Prior to joining Beverly, Roussos held senior management positions with American Homestar, Fleetwood Enterprises, PepsiCo/Taco Bell and Rubbermaid. He was a captain, company commander and ranger in the U.S. Army.
    Roussos earned a Bachelor of Science degree in management and marketing from Clarkson University and a Masters of Business Administration from the University of Phoenix. He is a graduate of the Harvard Business School Advanced Management Program.
    Beverly Enterprises, Inc. and its operating subsidiaries are leading providers of healthcare services to the elderly in the United States. Beverly operates 356 skilled nursing facilities, as well as 18 assisted living centers, and 26 hospice centers. Through Aegis Therapies, Beverly also offers rehabilitative services on a contract basis to facilities operated by other care providers.

    CONTACT: Beverly Enterprises, Fort Smith
             Blair C. Jackson, 479-201-5263
             www.beverlycares.com